Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MDC Partners Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 1, 2017, except for Notes 2 and 14 which is August 31, 2017, relating to the consolidated financial statements, our report dated August 31, 2017, relating to the effectiveness of MDC Partners Inc.’s internal control over financial reporting, and our report dated March 1, 2017, except as it relates to the tax reserves described in Note 2 to the audited consolidated financial statements, which is August 31, 2017, relating to the financial statement schedule of MDC Partners Inc. appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

December 15, 2017